EXHIBIT 2.1

Execution Version

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

COHERUS BIOSCIENCES, INC.

AND

HONG KONG KING-FRIEND INDUSTRIAL COMPANY LTD.

DATED AS OF JUNE 26, 2024

US-DOCS\150346962.14

300930969

TABLE OF CONTENTS

 Page

Article I DEFINITIONS4

Section 1.1 Definitions4

Section 1.2 Construction13

Article II PURCHASE AND SALE14

Section 2.1 Purchase and Sale of Assets14

Section 2.2 Excluded Assets14

Section 2.3 Assumed Liabilities14

Section 2.4 Excluded Liabilities14

Section 2.5 Assumption and Assignment of Certain Contracts14

Section 2.6 Buyer Designation14

Section 2.7 Allocation14

Section 2.8 Licensed Rights15

Article III PURCHASE PRICE15

Section 3.1 Purchase Price15

Section 3.2 Withholding15

Article IV THE CLOSING15

Section 4.1 Time and Place of the Closing15

Section 4.2 Deliveries by Seller16

Section 4.3 Deliveries by Buyer16

Section 4.4 Third Party Consents16

Article V REPRESENTATIONS AND WARRANTIES OF SELLER17

Section 5.1 Organization, Standing and Corporate Power17

Section 5.2 Authority Relative to this Agreement17

Section 5.3 No Violation; Consents18

Section 5.4 Legal Proceedings and Orders18

Section 5.5 Compliance with Law18

Section 5.6 Permits18

Section 5.7 Seller SEC Reports; Financial Statements19

Section 5.8 Absence of Changes19

Section 5.9 Contracts19

Section 5.10 Intellectual Property.20

Section 5.11 Data Privacy and Security21

Section 5.12 Regulatory Matters.22

Section 5.13 Title to Assets; Sufficiency of Assets22

Section 5.14 Insurance23

i

Section 5.15 Brokers23

Section 5.16 Taxes23

Section 5.17 Inventory23

Section 5.18 No Additional Representations24

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER24

Section 6.1 Organization and Good Standing24

Section 6.2 Authority Relative to this Agreement24

Section 6.3 No Violation; Consents25

Section 6.4 Legal Proceedings and Orders25

Section 6.5 Brokers25

Section 6.6 Financial Capacity25

Section 6.7 No Additional Representations25

Article VII COVENANTS OF THE PARTIES26

Section 7.1 Maintenance of Records26

Section 7.2 Expenses27

Section 7.3 Further Assurances27

Section 7.4 Public Statements28

Section 7.5 Tax Matters28

Section 7.6 Transfer of Purchased Assets; Payments Received29

Section 7.7 BLA Transfer29

Section 7.8 Certain Acknowledgements29

Section 7.9 Non-Competition; Non-Solicitation30

Section 7.10 Confidentiality31

Section 7.11 Bulk Sales32

Article VIII SURVIVAL AND INDEMNIFICATION32

Section 8.1 Survival32

Section 8.2 Indemnification32

Section 8.3 Limits and Qualifications33

Section 8.4 Claims Not Involving Third Parties35

Section 8.5 Third Party Claims35

Section 8.6 Adjustment to Purchase Price37

Section 8.7 Exercise of Remedies by Indemnitees other than the Parties37

Section 8.8 Exclusive Remedy37

Article IX MISCELLANEOUS PROVISIONS37

Section 9.1 Amendment and Modification37

Section 9.2 Notices37

Section 9.3 Assignment38

Section 9.4 Severability38

Section 9.5 Acknowledgement and Release39

Section 9.6 Governing Law39

ii

Section 9.7 Submission to Jurisdiction; WAIVER OF JURY TRIAL39

Section 9.8 Counterparts40

Section 9.9 Incorporation of Schedules and Exhibits40

Section 9.10 Entire Agreement40

Section 9.11 Remedies40

Section 9.12 Seller Disclosure Schedule40

Section 9.13 Mutual Drafting; Headings; Information Made Available40

SCHEDULES

Schedule IPurchased Assets

Schedule IIExcluded Assets

Schedule IIIAssumed Liabilities

Schedule IVExcluded Liabilities

Schedule VAllocation

Schedule VILicensed Assets

Schedule VIISeller Letter

Schedule VIIIBuyer Letter

Seller Disclosure Schedule

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale

Exhibit CForm of IP Assignment Agreement

Exhibit DForm of Transition Services Agreement

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 26, 2024 by and among COHERUS BIOSCIENCES, INC., a Delaware corporation (“Seller”), and HONG KONG KING-FRIEND INDUSTRIAL COMPANY LTD., a Hong Kong corporation (“Buyer”).  Each of Seller and Buyer are referred to herein as a “Party” and together as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, transfer and assign to Buyer, the Purchased Assets, and in connection therewith Buyer will assume the Assumed Liabilities, all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS
Section 1.1Definitions.  A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.  As used in this Agreement, the following terms have the meanings specified below:
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.  For purposes of this definition, “control” (and any similar term) means the power of one or more Persons to direct, or cause the direction of, the affairs of another Person by reason of ownership of voting stock or by Contract or otherwise.
“Agreement” has the meaning given to such term in the Preamble hereto.
“Allocation” has the meaning given to such term in Section 2.6.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered by Seller to Buyer at the Closing, substantially in the form of Exhibit A.
“Assumed Contracts” has the meaning given to such term in Section 2.5.
“Assumed Liabilities” has the meaning given to such term in Section 2.3.
“Basket” has the meaning given to such term in Section 8.3(a)(ii).

“Bill of Sale” means the Bill of Sale to be executed and delivered by Seller to Buyer at the Closing, substantially in the form of Exhibit B.
“BLA” means a Biologics License Application as described in 21 C.F.R. § 601.2 or successor provisions thereof, or an equivalent application in any applicable foreign jurisdiction.
“BLA Transfer Submission Date” means the date on which each Party submits (or if different dates, the later of the two dates) a letter to the FDA requesting transfer of the BLA of the Product from Seller to Buyer and requesting Buyer to become the new applicant for the Product (each, a “Letter”).
“BLA Transfer Date” means the date on which the BLA is transferred; provided, that, if within 30 days following the BLA Transfer Submission Date, the FDA informs the applicant that the change requires approval prior to distribution of the Product in accordance with paragraph (b) of 21 CFR 601.12, the BLA Transfer Date shall have the same meaning as BLA Transfer Confirmation Date; provided, further, that, if within 30 days following the BLA Transfer Submission Date, the FDA informs the applicant that any of the information required for the FDA to make the transfer is missing, the BLA Transfer Date shall mean the date that is 30 days from the date the FDA confirms they have received all required information to make the transfer.
“BLA Transfer Confirmation Date” means the date on which the FDA approves the transfer of the BLA from Seller to Buyer.
“Business” means the business of Developing, Manufacturing, Commercializing, using, licensing  and otherwise exploiting the Product.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
“Business Relation” means any customer, supplier, lessee, lessor, licensee, licensor or other business relation.
“Buyer” has the meaning given to such term in the Preamble hereto.
“Buyer Indemnified Parties” has the meaning given to such term in Section 8.2(a).
“Closing” has the meaning given to such term in Section 4.1.
“Closing Date” has the meaning given to such term in Section 4.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercialize” means to promote, market, advertise, distribute, sell, offer for sale, have sold and provide product support for the Product, and “Commercializing” and “Commercialization” have correlative meanings.

“Competing Business” means any business involved in the Development, Manufacturing, or Commercialization of a therapeutic binding with specificity to or targeting tumor necrosis factor-alpha (“TNFa”) in any of the indications for which the Product is FDA approved.
“Confidential Information” has the meaning given to such term in Section 7.10.
“Confidentiality Agreement” means the Confidentiality Agreement by and between Buyer and Seller, dated March 1, 2024.
“Consent” means any consent, agreement, clearance, exemption, waiver, order, approval, authorization or other action of, or any registration or filing with or notice to or other action with respect to, any Governmental Authority or any other Person which is required for any of the execution, delivery or performance of this Agreement or any other Transaction Document, or the consummation of the Closing or any other transaction contemplated by this Agreement and the other Transaction Documents.
“Contract” means any legally enforceable written or oral lease, contract, subcontract, deed, mortgage, license, sublicense, commitment, purchase order, bond, debenture, note, option, warrant, warranty or other legally enforceable agreement, arrangement, understanding or instrument.
“Data Protection Laws” means any applicable Laws relating to the Processing of Personal Information, data privacy, data security, data breach notification and the cross-border transfer of Personal Information.
“Data Protection Requirements” means all applicable (a) Data Protection Laws; (b) Privacy Policies; and (c) the terms of any agreements to which Seller is bound relating to the Processing of Personal Information.
“Development” means all activities related to the research and development of the Product, including, but not limited to, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance/quality control, clinical trials, statistical analysis and report writing, the preparation and submission of applications for Regulatory Approval, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such Product. When used as a verb, “Develop” means to engage in Development.
“Direct Claim” has the meaning given to such term in Section 8.4.
“Direct Claim Notice” has the meaning given to such term in Section 8.4.
“Documentary Materials” means all books, documentation, records, information, files, data and plans (whether written, electronic or in any other medium), and similar items of Seller exclusively related to the Purchased Assets.

“Encumbrances” means any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, option, right of use, first offer or first refusal, preemptive right, community property interest, easement, servitude, restrictive covenant, encroachment, adverse claim, or similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Exchange Act” has the meaning given to such term in Section 5.7(a).
“Excluded Assets” has the meaning given to such term in Section 2.2.
“Excluded Liabilities” has the meaning given to such term in Section 2.4.
“FDA” shall mean the United States Food and Drug Administration or any successor thereto.
“FDA Permits” has the meaning given to such term in Section 5.12(b).
“Fraud” means, with respect to a Party, such Party’s intentional common law fraud under Delaware Law with respect to the making of representations and warranties set forth in Article V or Article VI, as applicable, excluding constructive fraud, unfair dealings fraud, promissory fraud or any form of fraud premised on recklessness or negligence.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any national, supranational, federal, municipal, state, local or foreign governmental, administrative, taxing or regulatory authority, department, agency, commission or body (including any court or similar tribunal).
“Health Care Laws” shall mean the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), the U.S. Patent Act (35 U.S.C. §1 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a); the laws or regulations that govern human subjects research, patient consent or authorization, privacy or use of information, and the like, including U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act and the US Physician Payment Sunshine Act; the Good Manufacturing Practices, Good Clinical Practices, Good Laboratory Practices and ICH guidelines; and applicable requirements and official guidance of any relevant Governmental Authority, together with any rules, regulations, and compliance guidance promulgated under any of the foregoing, as well as foreign equivalents of any of the foregoing, in each case, as may be amended and as may be in effect from time to time and applicable to conduct under this Agreement.
“Indemnified Party” has the meaning given to such term in Section 8.4.

“Indemnifying Party” has the meaning given to such term in Section 8.4.
“Indemnifying Party Defense Notice” has the meaning given to such term in Section 8.5(a).
“Intellectual Property” shall mean all rights, title and interest (whether statutory, common law or otherwise) in or relating to any intellectual property, under the Laws of any jurisdiction in the world, including all: (a) patents and patent applications, and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions provisionals, renewals, extensions, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like, and any foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) and all rights to claim priority from any of the foregoing; (b) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, brand names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing; (c) copyrights and copyrightable subject matter, whether or not registered or published, and all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated; (d) trade secrets, and all other confidential or proprietary information, ideas, technology, software, compositions, discoveries, improvements, know-how, inventions, designs, processes, techniques, formulae, models, and methodologies, in each case, whether or not patentable or copyrightable; and (e) Internet domain names and social media accounts and addresses, and all registrations for any of the foregoing.
“Inventory” means all finished goods and products in-process of the Product owned by Seller, wherever located and whether in Seller’s warehouses, distribution facilities or otherwise.
“IP Assignment Agreement” means one or more Intellectual Property assignment agreement(s) to be executed and delivered by Seller to Buyer at the Closing, substantially in the form of Exhibit C.
“IRS” means the United States Internal Revenue Service.
“Knowledge of Buyer” means, as to a particular matter, the actual knowledge and awareness, after reasonable inquiry, of Thomas Shea and Victoria Wohlfeil.
“Knowledge of Seller” means, as to a particular matter, the actual knowledge and awareness, after reasonable inquiry, of any individual set forth on Section 1.1(b) of the Seller Disclosure Schedule.
“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision or opinion of any Governmental Authority.
“Liability” means any debt, obligation, commitment, claim or liability of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, determined or determinable (including all adverse reactions, recalls, product and packaging complaints and other liabilities), or due or to become due.

“Licensed Assets” has the meaning given to such term in Section 2.8.
“Licensed Intellectual Property” means all Intellectual Property related to the Business and licensed to Seller by third parties pursuant to the Assumed Contracts.
“Licensed Patents” has the meaning given to such term in Section 2.8.
“Licensed Rights” has the meaning given to such term in Section 2.8.
“Litigation Conditions” has the meaning given to such term in Section 8.5(a).
“Losses” has the meaning given to such term in Section 8.2(a).
“Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, testing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of the Product or any intermediate thereof, including quality assurance and quality control.
“Material Adverse Effect” means any event, changes, condition, circumstance, development or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, has been, is, or would reasonably be expected to (a) be materially adverse to the Purchased Assets or the Assumed Liabilities or (b) prevent or materially impede or delay the consummation by Seller of the transactions contemplated hereby; provided, however, that none of the following events, changes, conditions, circumstances, developments or effects (or the results thereof) shall be taken into account, individually or in the aggregate, in determining whether a “Material Adverse Effect” of the type described in clause (a) has occurred or would reasonably be expected to occur: (i) the announcement of the signing of this Agreement (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of Seller and its Affiliates as a result thereof), compliance with the express provisions of this Agreement or the consummation of the transactions contemplated hereby, (ii) failure of Seller or any of its Affiliates to meet any internal or published projections, forecasts, estimates or predictions (provided, that the underlying causes of such failure shall not be excluded), (iii) changes or prospective changes in Law (including rules, regulations and administrative policies of the FDA) or GAAP; (iv) volcanoes, tsunamis, pandemics (including COVID-19, any COVID-19 Measures and any COVID-19 Response) or any escalation or material worsening of any pandemic, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (v) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets, (vi) events or conditions generally affecting the industry or markets in which Seller Commercializes the Product, (vii) national or international political or social conditions or any national or international hostilities, acts of terror or acts of war (whether or not declared), or any escalation or worsening of any such conditions, hostilities, acts of terror or acts of war (whether or not declared); provided, further, that, in the case of clauses (iii) through (vii), such events, changes, conditions, circumstances, developments or effects shall be taken into account in determining whether any such material adverse effect has occurred solely to the extent that any such events, changes, conditions, circumstances, developments or effects have, or would reasonably be expected to have, a disproportionate adverse effect on the Purchased Assets, taken as a whole, or the Assumed Liabilities, taken as a whole, relative to similar assets and Liabilities of other Persons operating in the industry or markets in which Seller operates.
“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.
“Party” or “Parties” has the meaning given to such term in the Preamble hereto.
“Patents” means: (a) U.S. patents and patent applications in any country or supranational jurisdiction worldwide; (b) any substitutions, divisionals, continuations, continuations in part, reissues, renewals, registrations, confirmations, and the like of any such patents or patent applications; (c) foreign counterparts of any of the foregoing; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions, including any supplementary protection certificates of any of the foregoing.
“Permit” shall mean franchises, grants, authorizations, registrations, licenses, permits, easements, variances, exceptions, certificates, consents, and approvals issued, granted or required by any Governmental Authority.
“Permitted Encumbrances” means: (a) liens for Taxes or other governmental charges not yet due and payable (or the validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP), (b) statutory liens and rights of set-off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, customs brokers or agencies, suppliers and materialmen, and other Encumbrances imposed by Law, in each case, incurred in the ordinary course of business, (c) licenses of or other grants of rights to use Intellectual Property provided in the ordinary course of business, (d) Encumbrances arising from applicable Laws of general application which do not interfere with the current operation of the Business in any material respect, (e) Encumbrances arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (f) Encumbrances arising by operation of law under Article 2 of any state’s Uniform Commercial Code (or successor statute) in favor of a seller of goods or buyer of goods, and (g) the Encumbrances disclosed on Section 1.1(c) of the Seller Disclosure Schedule.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority.  References to any Person include such Person’s successors and permitted assigns.
“Personal Information” means any information that is capable of identifying a  natural person, and constitutes “personal data,” “personal information,” “personally identifiable information” or the equivalent under Data Protection Laws.
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes imposed on Seller for any taxable period, (b) any and all Taxes imposed by reason of the ownership of the Purchased Assets prior to the Closing, (c) any Transfer Taxes to be borne by Seller under this Agreement, and (d) any and all Taxes imposed on or payable by Buyer with respect to the Purchased Assets or Assumed Liabilities for a Pre-Closing Tax Period (excluding the portion of the Closing Date after the Closing) other than Taxes payable by Buyer pursuant to a Contract not primarily related to Taxes that is transferred to Buyer in accordance with Section 2.1.
“Privacy Policies” means all public facing and posted policies relating to Seller’s Processing of Personal Information.
“Proceeding” has the meaning given to such term in Section 5.4.
“Process” (and the corollary term “Processing”) means, any operation or set of operations performed on Personal Information, whether or not by automated means, including, the collection, recording, organization, structuring, retrieval,, de-identification, re-identification, sharing, combination of,  use, compilation, retention, storage, transmission, transfer, disclosure, distribution or erasure of Personal Information.
“Product” means YUSIMRY® (adalimumab-aqvh) or any biosimilar product for clinical use that is the YUSIMRY® product, as further described in BLA No. 761216, or is deemed a biosimilar product or interchangeable product in that it (i) is highly similar and has no clinically meaningful differences from the Humira® Reference Product as such products are described in BLA No. 125057, (ii) references a Humira® product as a Reference Product, (iii) contains the same active ingredient (adalimumab) and is taken in generally the same way as the Humira® Reference Product, or (iv) can be substituted for the YUSIMRY® product, as further described in BLA No. 761216, or for its Humira® Reference Product, as such products are described in BLA No. 125057.  For avoidance of doubt, “Product” includes all concentrations of YUSIMRY, including without limitation (x) a high-concentration, citrate-free formulation for various indications including chronic inflammatory conditions including psoriasis, psoriatic arthritis, hidradenitis suppurativa and (y) 10-20 mg lower concentration for pediatric use.
“Property Taxes” has the meaning given to such term in Section 5.16(c).
“Purchase Price” has the meaning given to such term in Section 3.1.
“Purchased Assets” has the meaning given to such term in Section 2.1.
“Recent SEC Reports” has the meaning given to such term in the Preamble to Article V.
“Reference Product” means the single biological product, already approved by FDA, against which a proposed biosimilar product is compared.
“Registered IP” means all Seller IP that, as of the date of this Agreement, is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

“Regulatory Approval” means any authorization, approval, clearance or other action by, and/or notice to or filing with, any Regulatory Authority, whether U.S. or non-U.S., relating to the Product or the Commercialization, Development or Manufacture of the Product.
“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the development, manufacture, use, storage, import, transport, or other commercialization of pharmaceutical products or services in a given jurisdiction, including the FDA, and any Governmental Authority that has responsibility for the approval of the marketing and sale of pharmaceutical products or medical devices (including software).
“Representatives” means, with respect to a particular Person, any director, officer, employee, members, managers, shareholders, equityholders, advisers (legal, financial, or otherwise), accountants, auditors, consultants, investment bankers or other authorized representative of such Person.
“Required Consents” has the meaning given to such term in Section 5.3(b).
“SEC” has the meaning given to such term in the Preamble to Article V.
“Securities Act” has the meaning given to such term in Section 5.7(a).
“Seller” has the meaning given to such term in the Preamble hereto.
“Seller Disclosure Schedule” has the meaning given to such term in the Preamble to Article V.
“Seller Financial Statements” has the meaning given to such term in Section 5.7(b).
“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1 (Organization, Standing and Corporate Power), Section 5.2 (Authority Relative to this Agreement), Section 5.13(a) (Title to Assets) and Section 5.15 (Brokers).
“Seller Indemnified Parties” has the meaning given to such term in Section 8.2(b).
“Seller IP” means all Intellectual Property exclusively related to the Business (including the goodwill of Seller in such Intellectual Property) owned by Seller as of the Closing, and all right, title and interest of Seller in the Licensed Intellectual Property.
“Seller SEC Reports” has the meaning given to such term in Section 5.7(a).
“Subsidiary” means, with respect to any Person, (a) any corporation or similar entity of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation or similar entity, is held, directly or indirectly by such Person and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or (ii) such Person possesses a 50% or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.

“Tax” means any U.S. federal, state, local or non-U.S. tax (including any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, tariff or duty (including any customs duty) (and any additions to tax, penalty or interest), in each case imposed by any Governmental Authority (to the extent the foregoing are taxes or in the nature of a tax).
“Tax Return” means any return, report, information return or other document (including any attachments thereto or amendments thereof) required to be filed with any Governmental Authority with respect to Taxes.
“Third Party Claim” has the meaning given to such term in Section 8.5(a).
“Third Party Claim Notice” has the meaning given to such term in Section 8.5(a).
“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Bill of Sale, the Transition Services Agreement and any other Contract to be entered into by the Parties in connection with the Closing.
“Transfer Taxes” has the meaning given to such term in Section 7.5(a).
“Transition Services Agreement” means the Transition Services Agreement to be executed and delivered by Buyer and Seller and/or one or more of their respective Affiliates at the Closing, substantially in the form of Exhibit D.
Section 1.2Construction.  The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used.  The terms “including,” “includes” or similar terms when used herein shall mean “including, without limitation.”  The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.  Any reference to any federal, state, provincial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless otherwise indicated, references to (a) Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement and (b) references to $ (dollars) are to United States Dollars.  Reference to any document, agreement, instrument, certificate, Permit or Contract referenced in this Agreement shall be a reference to such document, agreement, instrument, certificate, Permit or Contract as it may have been, or may from time to time be, amended, modified, supplemented, novated, or waived, and include all schedules and exhibits to it.  Each reference in this Agreement to any Law shall be deemed to include such Law and all rules and regulations made under it, in effect at the time in question and, as it or they may have been amended, re-enacted, replaced, supplemented or modified and, as applicable, is to corresponding provisions of any successor Law, unless such treatment would be contrary to the express terms of this Agreement.

Article II
PURCHASE AND SALE
Section 2.1Purchase and Sale of Assets.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer and Buyer shall, by Buyer’s payment of the Purchase Price and assumption of the Assumed Liabilities, purchase and acquire from Seller, all of Seller’s right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in, to and under all of the assets, property, rights and claims of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired which exclusively relate to, or are exclusively used or exclusively held for use in connection with the Product, as set forth on Schedule I (collectively, the “Purchased Assets”); provided, however, that the Purchased Assets shall not include any Excluded Assets or Excluded Liabilities.
Section 2.2Excluded Assets.  Notwithstanding any provision herein to the contrary, Buyer acknowledges that Seller shall not sell, assign, convey, transfer or deliver to Buyer any assets of Seller other than the Purchased Assets and, the Parties acknowledge that, for the avoidance of doubt, the “Purchased Assets” do not include the assets, rights or interests of Seller set forth on Schedule II (collectively, the “Excluded Assets”).
Section 2.3Assumed Liabilities.  On the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge as and when due the Liabilities set forth on Schedule III (collectively, the “Assumed Liabilities”).
Section 2.4Excluded Liabilities.  Notwithstanding any provision herein to the contrary, Buyer shall not be the successor to Seller with respect to, and shall not assume or be obligated to pay, perform or otherwise discharge, any Liabilities, in each case, other than the Assumed Liabilities and the Parties acknowledge that, for the avoidance of doubt, the “Assumed Liabilities” do not include the Liabilities of Seller set forth on Schedule IV (all such Liabilities that Buyer is not assuming being referred to collectively as the “Excluded Liabilities”). Any Pre-Closing Taxes shall be treated as Excluded Liabilities.
Section 2.5Assumption and Assignment of Certain Contracts.  Subject to any Consent required for the assignment, conveyance or transfer thereof, all of Seller’s rights, title and interest in, to and under the Contracts, Permits, and other documents, commitments, arrangements or undertakings listed under the “Assumed Contracts” heading on Schedule I (the “Assumed Contracts”) arising from and after the Closing Date shall be assigned, conveyed, transferred and delivered to Buyer.
Section 2.6Buyer Designation.  On or before Closing, Buyer may designate one or more of its Affiliates to receive title to all or any portion of the Purchased Assets or to assume all or any portion of the Assumed Liabilities.  Notwithstanding the foregoing, Buyer shall continue to be entitled to all of its rights and remedies, and shall not be released from any of its duties or obligations, under this Agreement as a result of or in connection with any such designation.
Section 2.7Allocation.  The Purchase Price (plus the Assumed Liabilities and other relevant items, to the extent properly taken into account for Tax purposes) shall be allocated among the Purchased Assets (the “Allocation”) as set forth on Schedule V.  The Parties agree to (and shall cause their affiliates to) file all Tax Returns consistently with the Allocation unless otherwise required by applicable Law.

Section 2.8Licensed Rights.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, as of the Closing Date, Seller hereby grants to Buyer a fully paid, irrevocable, non-exclusive and sublicensable (subject to this Section 2.8), through multiple tiers, license (collectively, the “Licensed Rights”) under Intellectual Property owned or controlled by Seller or licensed to Seller as of the Closing Date and included in the Excluded Assets that is related to the Product or Business (collectively, the “Licensed Assets”), including the Patents set forth on  Schedule VI and any other Patents related to the Product or Business (the “Licensed Patents”), for Buyer to Develop, Manufacture or Commercialize the Purchased Assets. [***].
Article III
PURCHASE PRICE
Section 3.1Purchase Price.
(a)In consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets and the grant of the Licensed Rights to Buyer, subject to the terms and conditions of this Agreement, Buyer shall pay to Seller at the Closing an amount equal to Forty Million Dollars ($40,000,000) (the “Purchase Price”) and assume the Assumed Liabilities.
(b)On the Closing Date, Buyer shall pay or caused to be paid to Seller, by wire transfer of immediately available funds to an account designated by Seller by delivery of written notice thereof to Buyer at least two (2) Business Days prior to the Closing, an amount in cash equal to the Purchase Price.
Section 3.2Withholding.  Buyer shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement (including the Purchase Price) such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state or local Law in the United States. To the extent that amounts are withheld by Buyer pursuant to the preceding sentence, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made by Buyer.  To the extent that Buyer is required under any non-U.S. Law to deduct and withhold any amount from the consideration or other amounts otherwise payable pursuant to this Agreement (including the Purchase Price), the Purchase Price shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by Seller will equal the full amount Seller would have received had no such withholding or deduction been made.
Article IV
THE CLOSING
Section 4.1Time and Place of the Closing.  Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the

“Closing”) shall take place remotely via the exchange of documents and signatures on the date hereof (the “Closing Date).”

Section 4.2Deliveries by Seller.  At or prior to the Closing, Seller shall deliver or cause to be delivered the following to Buyer:
(a)the Bill of Sale, duly executed by Seller;
(b)the Assignment and Assumption Agreement, duly executed by Seller;
(c)the IP Assignment Agreement, duly executed by Seller;
(d)the Transition Services Agreement, duly executed by Seller and/or one or more of its Affiliates;
(e)a properly completed and duly executed IRS Form W-9 from Seller; and
(f)certified copies of the resolutions duly adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.
Section 4.3Deliveries by Buyer.  At or prior to the Closing, Buyer shall deliver or cause to be delivered the following to Seller:
(a)the Purchase Price;
(b)certified copies of the resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; and
(c)the Assignment and Assumption Agreement, the IP Assignment Agreement and the Transition Services Agreement, duly executed by Buyer.
Section 4.4Third Party Consents.  To the extent that Seller’s rights under any Assumed Contract or any other Purchased Asset may not be assigned to Buyer without the Consent of another Person which has not been obtained prior to or at the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible; provided, that such efforts shall not require Seller or its Affiliates to expend any sum of money (other than a de minimis sum of money) to obtain each of them, incur any liability (other than de minimis liability), commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.  If any such Consent has not be obtained prior to the Closing or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question such that Buyer would not in effect acquire the benefit of all such rights, Seller shall use its commercially reasonable efforts to cooperate with Buyer in any reasonable arrangement designed to provide substantially comparable benefits to Buyer, including, without limitation, through the Transition Services Agreement;

provided, to the extent that Buyer is provided with benefits of any such Purchased Asset, Buyer shall perform the corresponding financial obligations to third parties thereunder.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to (a) any information contained, or incorporated by reference, in any current, annual or quarterly report publicly filed with the United States Securities and Exchange Commission (the “SEC”) by Seller since July 1, 2023 and prior to the date hereof, other than information contained in any risk factor or forward looking statement sections thereof (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed with respect to a representation or warranty in this Article V only to the extent that it specifically references the Product and is reasonably apparent from such disclosure in such Recent SEC Report on its face that it is applicable to such representation or warranty but including, for the avoidance of doubt, all financial statements and notes thereto related to the Product whether or not a specific reference to the Product is made therein), and (b) such exceptions as are disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, Seller hereby represents and warrants to Buyer as follows:

Section 5.1Organization, Standing and Corporate Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used.  Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have, and would not reasonably be expected to have, a Material Adverse Effect.
Section 5.2Authority Relative to this Agreement.  Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which Seller is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller, and no other corporate or similar proceedings on the part of Seller are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by Seller, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the other Transaction Documents to which Seller is party will have been duly and validly executed and delivered by Seller, and assuming that this Agreement and the other Transaction Documents to which it is party constitute valid and binding agreements of Buyer to the extent that it is a party thereto, and, subject to the execution and delivery of such other Transaction Documents in accordance with the terms hereof, this Agreement and the other Transaction Documents constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 5.3No Violation; Consents.
(a)Except as described in Section 5.3(a) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents by Seller nor the consummation by Seller of the transactions contemplated hereunder or thereunder will (with or without notice or lapse of time, or both) conflict with, result in any violation or breach of, or default under, result in the creation of any Encumbrance, or give rise to a right of, or result in, termination, amendment, cancellation, or acceleration of any obligation or to the loss of a benefit under (i) any provision of Seller’s Certificate of Incorporation or Bylaws (or similar organizational documents), (ii) any Assumed Contract or any other Contract to which Seller is a party and to which any of the Purchased Assets are subject, or (iii) subject to the matters referred to in Section 5.3(b), any Law applicable to Seller or its properties or assets, except, with respect to the foregoing clause (ii) as would not reasonably be expected to be, individually or in the aggregate, material to the Purchased Assets or the Business.
(b)No Consent of any Governmental Authority or any other Person is required to be obtained by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents by Seller, or the consummation by Seller of the transactions contemplated hereby and thereby, except for (i) the Consents set forth in Section 5.3(b) of the Seller Disclosure Schedule (the “Required Consents”), (ii) compliance with any applicable requirements of applicable securities Laws, and (iii) such other Consents where the failure to obtain such Consents would not reasonably be expected to have a Material Adverse Effect.
Section 5.4Legal Proceedings and Orders.  Except as described in Section 5.4 of the Seller Disclosure Schedule, there is no action, suit, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel (each a “Proceeding”) or Order and, to the Knowledge of Seller, no Person has threatened in writing to commence any Proceeding (a) that relates to the Purchased Assets or (b) that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or any other Transaction Document.
Section 5.5Compliance with Law.  Seller has operated the Business with respect to the Purchased Assets in compliance with all applicable Laws (including the use thereof), and during the past three (3) years, Seller has not received any written notices, or, to Seller’s Knowledge, any oral notices, of any violation with respect to such Laws, except for failures to be in compliance (and notices thereof) that individually or in the aggregate do not have or would not reasonably be expected to have a Material Adverse Effect or except as set forth in Section 5.5 of the Seller Disclosure Schedule.
Section 5.6Permits.  Section 5.6 of the Seller Disclosure Schedule sets forth all Permits held by Seller that are necessary or required to enable Seller to conduct the Business or operate the

Purchased Assets. Each such Permit is valid and in full force and effect, and Seller is in compliance in all material respects with the terms and requirements of such Permits.

Section 5.7Seller SEC Reports; Financial Statements.
(a)Seller has filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be, since January 1, 2022 (collectively, the “Seller SEC Reports”).  Each Seller SEC Report (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b)Each of the consolidated financial statements of Seller contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed with the SEC (collectively, the “Seller Financial Statements”) was prepared in accordance with GAAP and presents fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated statements of operations, stockholder’s equity and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).
(c)Seller does not have any Liabilities of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Seller (or in the notes thereto), except for Liabilities (i) which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (ii) that were incurred after March 31, 2024 in the ordinary course of business, or (iii) that were disclosed or reserved against in the Seller Financial Statements (including the notes thereto).
Section 5.8Absence of Changes.  Other than as described on Section 5.8 of Sellers Disclosure Schedule, since January 1, 2024, (a) Seller has conducted its business and operated its properties and assets in the ordinary course of business consistent with past practice, and (b) Seller has not (i) experienced a Material Adverse Effect or (ii) suffered any theft or material damage, destruction or casualty loss to any Purchased Asset or any material portion of any Purchased Asset (whether or not covered by insurance), or any substantial destruction of its books and records.
Section 5.9Contracts.
(a)Seller has delivered or made available to Buyer a correct and complete copy of each of the Assumed Contracts and all amendments, side letters and exhibits and schedules relating to such Assumed Contracts.  In addition:

(b)Except as set forth in Section 5.8(b) of Sellers Disclosure Schedule, none of the Assumed Contracts is under negotiation as of the date hereof.  Seller has performed all material obligations required to be performed by it to date under the Assumed Contracts. No liquidated damages, penalties or similar remedies are currently imposed or, to the Knowledge of Seller, threatened against Seller under any of the Assumed Contracts.
(c)Except as set forth in Section 5.9(c) of Sellers Disclosure Schedule, neither Seller nor, to the Knowledge of Seller, any other party, is in material breach or default under any of the Assumed Contracts.
(d)Except as set forth in Section 5.9(d) of Sellers Disclosure Schedule, the Assumed Contracts are legal, valid and binding agreements of Seller and are in full force and effect and are enforceable against Seller and, to the Knowledge of Seller, each other party thereto, in accordance with their terms, and will continue to be legal, valid, binding and enforceable and fully effective with respect to Buyer immediately following the Closing in accordance with their terms as in effect prior to the execution of this Agreement, except as such may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
(e)Except as set forth in Section 5.9(e) of Sellers Disclosure Schedule, Seller has not received any written notice, or to the Knowledge of Seller, any oral notice, of intention to terminate any Assumed Contract or of any claim of material breach with respect to the performance obligations under any Assumed Contract.
Section 5.10Intellectual Property.
(a)Section 5.10(a) of the Seller Disclosure Schedule identifies as of the date hereof, (i) each item of Registered IP in which Seller has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number, and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.
(b)Except as set forth in Section 5.10(b) of the Seller Disclosure Schedule, (i) Seller owns or possesses valid rights to use all Seller IP necessary to conduct the Business as it is currently conducted and (ii) to the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Seller IP owned by Seller.
(c)As of the date hereof, except as described in Section 5.10(c) of the Seller Disclosure Schedule, to the Knowledge of Seller, none of the Product, nor the Development, Manufacture or Commercialization of the Product (as it exists as of the date hereof) infringe the Intellectual Property of any other Person.
(d)Except as described in Section 5.10(d), there are no actions  against Seller that are pending or, to the Knowledge of Seller, threatened claiming that the operation of the Business as currently conducted infringes, misappropriates or violates any Person’s Intellectual Property.

(e)All current and former directors, officers, employees, contractors and consultants of Seller who contributed to the discovery, creation or development of any Seller IP (i) did so within the scope of his or her employment such that such Seller IP constituted a work made for hire and became the exclusive property of Seller or (ii) pursuant to a written agreement, assigned all of his or her rights in such Seller IP to Seller.  No current or former directors, officers, employees, contractors or consultants of Seller have made or, to the Knowledge of Seller, threatened to make any claim or challenge against Seller or any of its Affiliates in connection with their contribution to the discovery, creation or development of any such Seller IP.
(f)Section 5.10(f) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the Closing Date of all Contracts pursuant to which any Seller IP is (x) licensed to Seller by any other Person or (y) licensed by Seller to any other Person, in each case of (x) and (y), other than (A) software licenses for commercially available off the shelf software, (B) employee proprietary inventions agreements (or similar employee agreements), or (C) non-exclusive licenses granted under customer contracts entered into in the ordinary course of business in connection with the commercial sale of the Product.  Except as described in Section 5.10(f), all material obligations for payment of monies currently due and payable by Seller and other material obligations in connection with such Contracts have been satisfied in a timely manner.
(g)Seller has used commercially reasonable efforts to make such filings with Governmental Authorities and obtain grants and registrations as, in Seller’s discretion, may be reasonably necessary to preserve and protect all Registered IP owned or controlled by Seller.
(h)Seller has used reasonable efforts and taken commercially reasonable steps designed to maintain in confidence its trade secrets and other material confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice, and owned by Seller and included in the Seller IP, including requiring all employees or other persons to whom such trade secrets and other material confidential information is disclosed to execute written agreements requiring the confidential treatment and non-disclosure of such trade secrets and other confidential information.
(i)Except for the Contracts that require Required Consents, the execution and delivery of this Agreement and the other Transaction Documents by Seller do not and will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller with the provisions of this Agreement and any other  Transaction Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon or the transfer of, any material Seller IP owned or controlled by Seller.
Section 5.11Data Privacy and Security.  During the past three (3) years and to the extent related to the Business, Seller: (a) has been in compliance with applicable Data Protection Requirements in all material respects; (b) has taken commercially reasonable steps designed to ensure that all Personal Information Processed by Seller is protected against loss and unauthorized access, use, modification or disclosure, and, to the Knowledge of Seller, there have been no incidents regarding the same that required notification of individuals, law enforcement, or any Governmental Authority under any applicable Data Protection Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) has not received written communication from any Governmental Authority that alleges that Seller is not in compliance with any Data Protection Laws.

Section 5.12Regulatory Matters.
(a) (i) Seller is, and during the past three (3) years, has operated the Business with respect to the Purchased Assets, in compliance with all applicable Health Care Laws in all material respects, (ii) during the past three (3) years, Seller has not received any written notification of any pending or, to the Knowledge of Seller, threatened, Proceeding from any Governmental Authority, including the FDA, alleging non-compliance by Seller under any Health Care Laws with respect to the Purchased Assets, and (iii) during the past three (3) years, neither Seller, nor to the Knowledge of Seller, any of its employees, officers or directors, has been excluded, suspended or debarred from participation in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or human clinical research or, to the Knowledge of Seller, is subject to a Proceeding that could reasonably be expected to result in debarment, suspension, or exclusion.
(b)Seller holds such Permits of the FDA required for the conduct of the Business as currently conducted (collectively, the “FDA Permits”) and all such FDA Permits are in full force and effect.
(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, during the past three (3) years, (i) all reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by Seller in connection with the Business or the Purchased Assets have been so filed, maintained or furnished, and (ii) all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
(d)The clinical and pre-clinical studies conducted or sponsored by or on behalf of Seller with respect to the Purchased Assets have been and, if still pending, are being conducted compliance with all applicable Health Care Laws and FDA Permits in all material respects.
Section 5.13Title to Assets; Sufficiency of Assets.
(a)Except as set forth in Section 5.13 of the Seller Disclosure Schedule, Seller has good and marketable title to, or has good and valid leasehold interests in, all tangible personal property that is included in the Purchased Assets (other than the Excluded Assets), free and clear of all Encumbrances other than Permitted Encumbrances, and Seller has the power to sell, assign, transfer and deliver to Buyer the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  To the Knowledge of Seller, there are no adverse claims of ownership to the Purchased Assets. Seller has not received any written notice, or to the Knowledge of Seller, oral notice, that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets.
(b)Except for (i) the Excluded Assets and (ii) the assets, properties and rights used to perform the services that are the subject of the Transition Services Agreement, the Purchased Assets (A) constitute all of the interests, assets and rights of Seller acquired or otherwise made, used, or required for the operation of the Business, (B) constitute all of the interests, assets and rights of Seller used or held for use in connection with the Business, and (C) when utilized by a labor force substantially similar to that employed by Seller and its Affiliates in connection with the conduct of the Business as of the date hereof, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted in all material respects.  None of the Excluded Assets are material to the Business.
Section 5.14Insurance.  Seller has the insurance of the types and in the amounts set forth in Section 5.14 of the Seller Disclosure Schedule maintained in connection with the operation of, or held by or for the benefit of, the Business, any of the Purchased Assets or any of the Assumed Liabilities (the “Insurance Policies”).  The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis.  There is no material claim relating to the Purchased Assets or the Business pending under Seller’s Insurance Policies as to which coverage has been denied by the underwriters of such policies.  Seller is in compliance in all material respects with the terms of such policies.  To the Knowledge of Seller, Seller has not received any notice of threatened termination of, or material premium increase with respect to the Insurance Policies.
Section 5.15Brokers.  Except as set forth in Section 5.15 of the Seller Disclosure Schedule, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Seller in connection with the transactions contemplated by this Agreement.  Seller is solely responsible for any and all fees in connection with the arrangements set forth in Section 5.15 of the Seller Disclosure Schedule.
Section 5.16Taxes.
(a)There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the Purchased Assets.
(b)There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller relating to the Purchased Assets, which have not been finally resolved.
(c)(i) Seller has timely and properly filed all material Tax Returns required to be filed by it with respect to Taxes imposed on the Purchased Assets, taking into account any extension of time to file obtained by or on behalf of Seller, (ii) all such Tax Returns are accurate and complete in all material respects, and (iii) Seller has paid all Taxes required to be paid by Seller relating to the Purchased Assets, whether or not shown on such Tax Returns, including all real property, personal property and other ad valorem Taxes with respect to the Purchased Assets (the “Property Taxes”) that are due on or prior to the Closing Date.
(d)Seller has, with respect to the Purchased Assets, withheld or collected, and timely paid to the appropriate Governmental Authority, all Taxes required to be withheld and collected.
Section 5.17Inventory.  Section 5.17 of the Seller Disclosure Schedule sets forth a complete and accurate record or count of the Inventory held by Seller as of the date set forth therein and consists of a quantity and quality usable and salable in the ordinary course of business.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets or the Business, all Inventory (a) complies with all applicable specifications, good manufacturing processes and Laws and (b) has, as of the Closing Date, a remaining shelf life of no less than twelve (12) months.  No Inventory has been pledged as collateral or is held on a consignment basis.

Section 5.18No Additional Representations.  Except for the representations and warranties contained in Article VI, Seller acknowledges that neither Buyer nor any other Person acting on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer, or with respect to any information provided to Seller or any of its Affiliates or any Representative of Seller, and Buyer hereby disclaims any other representations or warranties made by Buyer or any other Person with respect to the execution and delivery of this Agreement or the transactions contemplated hereby.  Seller has not relied on any representation, warranty or other statement by any Person acting on behalf of Buyer, other than the representations and warranties of Buyer expressly contained in Article VI. Seller acknowledges and agrees that the representations and warranties set forth in Article VI are made solely by Buyer, and no Affiliate of Seller, Representative of Buyer or other Person shall have any responsibility or Liability related thereto.
Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 6.2Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by Buyer, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the other Transaction Documents to which Buyer is a party will have been duly and validly executed and delivered by Buyer, and, assuming that this Agreement and such other Transaction Documents to which it is party constitute valid and binding agreements of Seller to the extent that it is a party thereto, and, subject to the execution and delivery of such other Transaction Documents in accordance with the terms hereof, this Agreement and the other Transaction Documents constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 6.3No Violation; Consents.
(a)Neither the execution and delivery of this Agreement or the other Transaction documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereunder or thereunder will (with or without notice or lapse of time, or both) conflict with or result in any breach of (i) any provision of Buyer’s Certificate of Incorporation or Bylaws (or similar organizational documents) or (ii) subject to the matters referred to in Section 6.3(b), any Law applicable to Buyer, except as would not reasonably be expected to materially and adversely impact Buyer’s ability to consummate the transactions contemplated by this Agreement.
(b)No Consent of any Governmental Authority or any other Person is required to be obtained by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer, or the consummation by Buyer of the transactions contemplated hereby and thereby, except for compliance with any applicable requirements of applicable securities Laws.
Section 6.4Legal Proceedings and Orders.  There is no Proceeding or Order, and, to the Knowledge of Buyer,  no Person has threatened in writing to commence any Proceeding that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or any other Transaction Document.
Section 6.5Brokers.  No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 6.6Financial Capacity.  Buyer has adequate financial resources to consummate the transactions contemplated hereby.
Section 6.7No Additional Representations.  Except for the representations and warranties contained in Article V, Buyer acknowledges that neither Seller nor any other Person acting on behalf of Seller makes any express or implied representation or warranty with respect to Seller, the Purchased Assets or the Business, or with respect to any information provided to Buyer or any of its Affiliates or any Representative of Buyer, and Seller hereby disclaims any other representations or warranties made by Seller or any other Person with respect to the execution and delivery of this Agreement, the Purchased Assets, the Business or the transactions contemplated hereby.  Buyer has not relied on any representation, warranty or other statement by any Person acting on behalf of Seller, other than the representations and warranties of Seller expressly contained in Article V. Buyer acknowledges and agrees that the representations and warranties set forth in Article V are made solely by Seller, and no Affiliate of Seller, Representative of Seller or other Person shall have any responsibility or Liability related thereto.

Article VII
COVENANTS OF THE PARTIES
Section 7.1Maintenance of Records.
(a)Between the Closing Date and the seven (7) year anniversary of the Closing Date, Seller and its Representatives shall have reasonable access to all of the books and records of Seller directly or indirectly delivered to Buyer at Closing, including all Documentary Materials and all other information pertaining to the Purchased Assets to the extent that such books, records and information relate to any period prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours, and Buyer shall permit Seller and its Representatives, at Seller’s own expense, to make such reasonable copies of such books, records and information as they may reasonably request
(b)Between the Closing Date and the seven (7) year anniversary of the Closing Date, Buyer and its Representatives shall have reasonable access to all of the books and records of Seller to the extent that such books, records and information relate to the Purchased Assets or the Business, including all information that is not exclusively related to the Business or the Purchased Assets and that Buyer reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on Buyer by a Governmental Authority having jurisdiction over Buyer in connection with, related to, based upon or arising from the Purchased Assets, the Business or transactions contemplated by this Agreement, (ii) for use in any judicial, regulatory, administrative or other Proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements in connection with, related to, based upon or arising from the Purchased Assets, the Business or the transactions contemplated by this Agreement, (iii) for use in any Proceeding relating to the infringement of the Intellectual Property rights of another Person, or (iv) to comply with its obligations under this Agreement.  Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours, and Seller shall permit Buyer and its Representatives, at Buyer’s own expense, to make such reasonable copies of such books, records and information as they may reasonably request.
(c)Notwithstanding the foregoing, no Party shall be required to provide access to or disclose information where such access or disclosure (y) is related to any claim against a Party or such Party’s Affiliates by the requesting Party or its Affiliates or (z) would violate any applicable Law or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Affiliates or otherwise not relating to the other Party and its Affiliates, the Purchased Assets or the Business, and, in the event such provision of information could reasonably be expected to violate any applicable Law or Contract or waive any attorney-client or other similar privilege, the Parties shall take commercially reasonable measures to make substitute disclosure arrangements in a manner reasonably appropriate under the circumstances in which the restrictions of this sentence apply.  Any information owned by a Party that is provided to a requesting Party pursuant to this Section 7.1 shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.  No Party shall have any Liability to any other party in the event that any information exchanged or provided in good faith pursuant to this Section 7.1 is found to be inaccurate.  No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to retain such information in accordance with its regular document retention policy.
Section 7.2Expenses.  Except to the extent otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.
Section 7.3Further Assurances.
(a)From time to time, on or after the Closing Date, Seller shall execute and deliver such other instruments of transfer to Buyer as are reasonably necessary and as Buyer may reasonably request in order to more effectively vest in Buyer all of Seller’s right, title and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)Following the Closing, if either Buyer or Seller becomes aware that any of the Purchased Assets  or Assumed Liabilities have not been transferred to Buyer or that any of the Excluded Assets or Excluded Liabilities have been transferred to Buyer, such Party shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable, use commercially reasonable efforts to transfer such assets or Liabilities, subject to obtaining any necessary prior third party consent or approval, to: (i) Buyer, in the case of any Purchased Assets or Assumed Liabilities which were not transferred at the Closing or (ii) Seller, in the case of any Excluded Asset or Excluded Liabilities which were transferred at the Closing.
(c)Following the Closing, in the event that the Parties jointly agree that any assets or Liabilities, including (i) mail, payment of receivables or other communications, exclusively used in or exclusively relating to the Business or the Purchased Assets and (ii) Contracts that are exclusively related to the Business, have not, but should have, been included in the Purchased Assets, Assumed Liabilities or conveyed to Buyer at Closing (“Omitted Assets”), subject to obtaining any Consent required for the assignment, conveyance or transfer thereof, Seller shall use commercially reasonable efforts to transfer and assign, or cause to be transferred and assigned, such Omitted Assets or the applicable rights or obligations thereunder to Buyer or its designated assignee.  Pending such transfer, to the extent permitted by Law, Seller shall use commercially reasonable efforts to hold such Omitted Assets and provide to Buyer or its designated assignee all of the benefits (including any amounts paid to Seller or its Affiliates in respect thereof) associated with the ownership thereof, and Seller shall cause such Omitted Assets to be used or retained as may be reasonably instructed by Buyer. For the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds or property, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise.
(d)Following the Closing, in the event that the Parties jointly agree that any assets or Liabilities, including mail, payment of receivables or other communications, previously used in or relating to the Excluded Assets, have, but should not have, been included in the Purchased Assets, Assumed Liabilities or conveyed at Closing (“Errant Assets”), Buyer shall use commercially reasonable efforts to transfer, or cause to be transferred, such Errant Assets to Seller or its designated assignee.  Pending such transfer, to the extent permitted by Law, Buyer shall use commercially reasonable efforts to hold such Errant Assets and provide to Seller or its designated assignee all of the benefits (including any amounts paid to Buyer or its Affiliates in respect thereof) associated with the ownership thereof, and Buyer shall cause such Errant Assets to be used or retained as may be reasonably instructed by Seller. For the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds or property, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise.
Section 7.4Public Statements.  The Parties shall consult with each other before issuing any press release or making any public statement or other public communication with respect to the Agreement or the transactions contemplated hereby.  No Party shall issue any such press release or make any such public statement or public communication without the prior consent of the other Party, which shall not be unreasonably withheld, except as may be required or requested by any Governmental Authority (including the SEC) or otherwise reasonably necessary to satisfy requirements under applicable Law or obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required or requested to make the release or announcement shall, to the extent legally permissible and reasonably practicable, use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however that each of the Parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement and Seller may, without such consultation or consent, make such disclosures and communications in response to inquiries from the press or analysts, or via presentations, publicly available conference calls and other forums to employees, customers, suppliers and investors to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by the Parties.
Section 7.5Tax Matters.
(a)Any sales, use, goods and services, property transfer or gains, harmonized sales, documentary, stamp, registration, recording, value added, or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities (“Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.  The Party that is required by applicable law to file the Tax Returns or related filings with respect to any applicable Transfer Taxes shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes.  To the extent either Party actually pays all of the relevant Transfer Taxes to the relevant Governmental Authority when due, the paying Party shall be entitled to reimbursement by the non-paying Party for the non-paying Party’s share of such Transfer Taxes. The Parties shall cooperate as reasonably requested in preparing and filing all required Tax Returns with respect to any Transfer Taxes and to minimize such Transfer Taxes, including making information available to assist Seller and Buyer in applying for any available exemption from such Transfer Taxes.
(b)All Property Taxes that are due after the Closing Date shall be paid by Buyer, and such Taxes shall be apportioned between Buyer and Seller based on the number of days in such taxable period included in the Pre-Closing Tax Period and the number of days in the entire taxable period.  Seller shall pay Buyer an amount equal to any such Taxes paid by Buyer which are attributable to the Pre-Closing Tax Period, and Buyer shall pay Seller an amount equal to any such Taxes paid by Seller which are not attributable to the Pre-Closing Tax Period.

(c)Buyer agrees to furnish or cause to be furnished to Seller and Seller’s Representatives and Seller agrees to furnish or cause to be furnished to Buyer and Buyer’s Representatives, in each case, upon reasonable request, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax.
Section 7.6Transfer of Purchased Assets; Payments Received.
(a)The Parties will make all necessary arrangements for Buyer to take possession of the Purchased Assets and, at Buyer’s sole cost and expense, to transfer same to a location operated by Buyer, as promptly as practicable following the Closing; provided that with respect to any Inventory that constitutes finished goods, such transfer shall occur promptly following the BLA Transfer Confirmation Date. Notwithstanding any transfer of Purchased Assets that occurs following Closing, all right, title and interest to, and liability arising from, the Purchased Assets shall be transferred from Seller to Buyer as of the Closing and Seller shall have no liability for any risk of loss, nor any requirement to provide insurance coverage, with respect to such Purchased Assets, except as expressly provided in the Transition Services Agreement.
(b)Notwithstanding any provision herein to the contrary, Seller shall transfer all Documentary Materials to Buyer, at no additional cost to Buyer, as soon as reasonably practicable following the Closing.
(c)Seller, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by such Party or its Affiliates, any cash, checks with appropriate endorsements or other property that such party or its Affiliates may receive on or after the Closing which properly belongs to Buyer or Seller, respectively, or their respective Affiliates.
Section 7.7BLA Transfer.  Each of Buyer and Seller shall submit a Letter to the FDA within [***] after the Closing Date.  Seller agrees to submit information to the FDA as required by 21 CFR 314.72 transferring all rights to Buyer, substantially in the form of the document as provided in Schedule VII.  Buyer agrees to submit information to the FDA as required by 21 CFR 314.72 committing to agreements, promises, and conditions made by Seller and contained in the BLA and specifying the date the change of ownership is effective, substantially in the form of the document as provided in Schedule VIII. Buyer may designate its wholly-owned Subsidiary as its U.S. agent for purposes of submitting the Letter to the FDA.
Section 7.8Certain Acknowledgements.
(a)EXCEPT AS SET FORTH IN ARTICLE V OF THIS AGREEMENT, SELLER MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE PURCHASED ASSETS.
(b)Buyer acknowledges and agrees that it (i) has had an opportunity to discuss the Business and the Purchased Assets with the management of Seller and has been afforded the opportunity to ask questions of and receive answers from management of Seller, (ii) has had reasonable access to the books and records of Seller, and (iii) has conducted its own independent investigation of Seller, the Business, the Purchased Assets, the Assumed Liabilities and the transactions contemplated hereby.  In connection with the investigation by Buyer, Buyer has received from Seller certain projections, forward-looking statements and other forecasts and certain business plan information.  Buyer acknowledges and agrees neither Seller nor any other Person will have or be subject to any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to, or use by, Buyer or any of its Affiliates or any of Buyer’s Representatives of any information provided to Buyer or any of its Affiliates or any of Buyer’s Representatives by Seller or any of Seller’s Representatives, including any information, documents, projections, forward-looking statements, forecasts or business plans or any other material made available in any “data room,” any confidential information memoranda or any management presentations in expectation of or in connection with the transactions contemplated by this Agreement.
Section 7.9Non-Competition; Non-Solicitation.
(a)For a period of five (5) years after the Closing Date (the “Restricted Period”), except for the services rendered under the Transition Services Agreement, Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly through any entity, as a principal, employee, partner, owner, manager, member, officer, director, agent, contractor, consultant or otherwise, (i) participate or engage in, render services for, assist or provide financial resources to any Competing Business, (ii) own or otherwise have an interest in, manage, operate or control any Person participating or engaged in a Competing Business, or (iii) enable, assist or license or grant any right that facilitates, any Person’s participation or engagement in any Competing Business; provided, however, that nothing herein shall (A) preclude Seller or its Affiliates from engaging in any business with a Person that participates in, engages in or owns a Competing Business so long as Seller does not participate or engage in, render services for, assist or provide financial resources to such Competing Business at any time during which Seller does business with such Person, (B) preclude Seller or its Affiliates from owning five percent (5%) or less of the outstanding stock or other securities of any Person, (C) subject to clause (A) above, preclude Seller or its Affiliates from acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in any Competing Business and operating such Competing Business if such Competing Business generated less than fifteen percent (15%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person, in which case Seller or its applicable Affiliate shall use commercially reasonable efforts to divest itself of such rights in the Competing Business (either through an outright sale to a third party or through a license to a third party so long as Seller and its Affiliates retain only residual financial rights and do not exercise or have the ability to exercise any role or influence over the conduct of the Competing Business) within [***] from the closing of acquisition and, during such [***] period, the ownership of or other activities relating to such Competing Business shall not be in violation of this Section 7.9(a).  This Section 7.9(a) shall not apply to any Person who becomes an Affiliate of Seller by virtue of the consummation of any transaction or series of related transactions following the Closing pursuant to which such Person (or group of Persons) acquires, directly or indirectly, beneficial ownership of more than 50% of the outstanding stock or other securities of Seller (or, if Seller is not the surviving entity in such transaction or series of related transactions, the outstanding stock or other securities of such surviving entity), whether such transaction(s) is effected by merger, consolidation, recapitalization, sale or transfer of the Seller’s outstanding stock or other securities or other similar form of business combination; provided that, for a period of five (5) years after the Closing Date, Seller shall, and shall cause such acquiring third party and their respective Affiliates to, adopt and enforce commercially reasonable procedures, processes, policies and systems designed to (1) ensure that no personnel who were employees of Seller or its pre-acquisition Affiliates working on a day-to-day basis on activities relating to the Product (which, for purposes of this clause (1), does not include members of management) participate in any Competing Business, and (2) prevent the use or incorporation of any of the Intellectual Property included in the Purchased Assets or Confidential Information of Seller or its pre-acquisition Affiliates in connection with any Competing Business.
(b)During the Restricted Period, Seller shall not, and shall cause its controlled Affiliates not to solicit, induce or attempt to induce any Business Relation of the Business to cease doing business with the Business, or in any way divert, reduce, or take away any of such Business Relation’s business or patronage with the Business, or in any way interfere with the relationship between any such Business Relation and the Business.
(c)During the Restricted Period, Seller shall not and shall cause its controlled Affiliates not to, directly or indirectly, solicit, induce, retain or employ or otherwise attempt to induce, retain or employ any person known by Seller to be an employee of the Business as operated by Buyer after the Closing; provided, that the foregoing restriction on solicitation shall not apply to generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at Buyer or any of its Affiliates or any employee of the Business; and provided further that the restrictions set forth in this Section 7.9(c) shall not be applicable to any person whose employment or service with Buyer or its Affiliates is terminated by Buyer or its Affiliates after the Closing if such termination has been effective for at least six (6) months.
(d)During the Restricted Period, Buyer shall not and shall cause its controlled Affiliates not to, directly or indirectly, solicit, induce, retain or employ or otherwise attempt to induce, retain or employ any person known by Buyer to be an employee of Seller as of Closing; provided, that the foregoing restriction on solicitation shall not apply to generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at Seller or any of its Affiliates or any of their respective employees; and provided further that the restrictions set forth in this Section 7.9(d) shall not be applicable to any person whose employment or service with Seller or its Affiliates is terminated by Seller or its Affiliates after the Closing if such termination has been effective for at least six (6) months.
Section 7.10Confidentiality.  During the Restricted Period, Seller will hold, and will direct each of its Affiliates and Representatives to hold, in strict confidence from any other Person all confidential and proprietary information and documents relating to the Purchased Assets and the Business (“Confidential Information”), except that Seller shall be permitted to disclose Confidential Information: (a) as may be reasonably required to enforce Seller’s rights under this Agreement; (b) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or other Governmental Authority, or by subpoena, summons or legal process, or by law, rule or regulation; (c) to Seller’s authorized directors, officers, representatives, employees, auditors, attorneys or other agents who have a reasonable need to know such

Confidential Information, in each case, who are informed of the obligations in this Section 7.10 and directed to abide hereby as if such Persons were the Seller, provided that Seller shall be liable for any disclosure by such Persons in violation of this Section 7.10. For purposes of this Section 7.10, “Confidential Information” shall not include any information (i) which becomes generally available to the public through no fault of Seller or is disclosed in a prospectus or other documents available for dissemination to the public or (ii) information that is or becomes available to Seller or its Subsidiaries from a third party who is not, to the Knowledge of Seller at the time of receipt, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligations of confidentiality to, Buyer or any of its Affiliates or any other Person with respect to such information.

Section 7.11Bulk Sales.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.
Article VIII
SURVIVAL AND INDEMNIFICATION
Section 8.1Survival.  Subject to the terms, conditions and limitations set forth in this Agreement, the representations and warranties of the Parties in this Agreement shall survive the Closing and continue in full force and effect (a) in the case of representations and warranties other than the Seller Fundamental Representations, on the date that is twelve (12) months after the Closing Date and (b) in the case of each of the Seller Fundamental Representations, until sixty (60) days following the expiration of the applicable statute of limitations.  The covenants in this Agreement shall survive in accordance with their terms.  Notwithstanding the foregoing, any claims asserted by an Indemnified Party in writing by notice to the applicable Party from whom indemnification is sought prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive, but only for purposes of the resolution of the matter covered in such notice, until finally resolved.
Section 8.2Indemnification.
(a)Subject to the terms, conditions and limitations set forth in this Agreement, Seller shall indemnify Buyer and its Affiliates and their respective directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Liabilities, obligations, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses (whether or not arising out of Third Party Claims), including interest, penalties, reasonable fees and expenses of attorneys, accountants and other consultants and experts and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (hereinafter referred to collectively as “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon or arising out of:

(i)any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article V of this Agreement;
(ii)any breach by Seller of, or any failure by Seller to perform, any of its covenants or obligations under this Agreement;
(iii)Fraud by Seller; or
(iv)any Excluded Asset or Excluded Liability.
(b)Subject to the terms, conditions and limitations set forth in this Agreement, Buyer shall indemnify Seller and its Affiliates and their respective directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon or arising out of:
(i)any inaccuracy in or breach of any of the representations and warranties made by Buyer in Article VI;
(ii)any breach by Buyer of, or any failure by Buyer to perform, any of its covenants or obligations under this Agreement;
(iii)any Assumed Liability; or
(iv)Fraud by Buyer.
Section 8.3Limits and Qualifications.
(a)Neither Seller nor Buyer shall be liable under Section 8.2(a)(i) or Section 8.2(b)(i), respectively:
(i)in respect of any individual claims or series of claims having the same nature or origin, where the aggregate Losses relating to such claims or series of claims are less than $23,000, and such claims or series of claims with Losses relating thereto of less than such amount will not be aggregated or counted for purposes of Section 8.3(a)(ii); and
(ii)unless and until the aggregate Losses for which it would be liable under this Agreement exceed $400,000 (the “Basket”), at which point Seller or Buyer, as applicable, shall be required to pay or be liable for all Losses from the first dollar (including the amount of the Basket) arising out of or resulting from the applicable breach;

provided, however, that the limitations set forth in this Section 8.3(a) shall not apply to any Losses in connection with, incident to, resulting from or arising out of, directly or indirectly, any inaccuracy in or breach of the Seller Fundamental Representations, or in the case of any Losses based upon Fraud.

(b)The aggregate amount of all Losses for which the Buyer Indemnified Parties shall be entitled to indemnification under Section 8.2(a)(i) or the Seller Indemnified Parties shall be entitled to indemnification under Section 8.2(b)(i), as appliable, shall not exceed an amount equal to $4,000,000; provided, however, that the limitations set forth in this Section 8.3(b) shall not apply to any Losses in connection with, incident to, resulting from or arising out of, directly or indirectly, any inaccuracy in or breach of the Seller Fundamental Representations, or in the case of any Losses based upon Fraud.
(c)The aggregate amount of all Losses for which the Buyer Indemnified Parties or the Seller Indemnified Parties shall be entitled to indemnification under Section 8.2(a) shall not exceed the Purchase Price.
(d)For purposes of determining (i) whether there has been a breach or non-compliance of any representation, warranty, covenant or obligation under this Agreement, and (ii) calculating the amount of any Losses arising from such breach or non-compliance, the representations, warranties, covenants and obligations set forth in this Agreement shall be read without regard to any materiality, material adverse effect, Material Adverse Effect or similar qualifications that may be contained therein as if such qualification were deleted from such representation or warranty.
(e)Notwithstanding anything herein to the contrary, the limitations set forth in this Section 8.3 shall not apply in the event of Fraud.
(f)Neither Party shall have any Liability under this Agreement for punitive damages, except to the extent the other Party is obligated to pay such damages to a third party.
(g)Payments by Seller pursuant to Section 8.2(a) or by Buyer pursuant to Section 8.2(b), as applicable, in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by Buyer or Seller, as applicable, in respect of any such claim.  If an Indemnified Party receives any payment in respect of any Losses after it has already received an indemnification payment on account of its claim, then it shall promptly reimburse Seller (in case of a claim by any Buyer Indemnified Party) or Buyer (in case of a claim by any Seller Indemnified Party), as appliable, for the amount of such payment (net of any costs, expenses or losses incurred in connection with such payment) to the extent that such amount was not already deducted from the indemnification payment made by Seller (in case of a claim by any Buyer Indemnified Party) or Buyer (in case of a claim by any Seller Indemnified Party), as appliable.
(h)Each Indemnified Party shall take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, that the failure of any Seller Indemnified Party and Buyer Indemnified Party, as applicable, to so mitigate shall only reduce the rights of such Seller Indemnified Party and Buyer Indemnified Party, as applicable, to recover Losses under any indemnification provision of this Agreement to the extent the Losses would have been avoided by such mitigation.

(i)Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or any of the Transactions Documents related to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Losses suffered by such Person more than once under this Agreement in respect of such fact, event, condition or circumstance.
Section 8.4Claims Not Involving Third Parties.  If any Buyer Indemnified Party or Seller Indemnified Party (any such Person being an “Indemnified Party”) desires to make a claim for indemnification under Section 8.2 arising from any matter not involving a third party, such Indemnified Party shall notify Buyer (in the case of a claim by any Seller Indemnified Party) or Seller (in the case of a claim by any Buyer Indemnified Party) (in any such case, the “Indemnifying Party”) of the claim (a “Direct Claim”) in writing promptly, describing the Direct Claim in reasonable detail, including (i) the basis for such claim to the extent of the facts then known to the Indemnified Party, and (ii) if known, the estimated amount or, if applicable, method of computation of the amount of such claim (all of the foregoing, the “Claim Information”) (the “Direct Claim Notice”); provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  The Indemnified Party and the Indemnifying Party shall, for not less than [***] following delivery of the Direct Claim Notice, negotiate in good faith to resolve the claim, and the Indemnified Party shall not commence a Proceedings with respect to such claim prior to the end of such period.
Section 8.5Third Party Claims.
(a)If an Indemnified Party desires to make a claim for indemnification under Section 8.2 arising from a claim by a third party, such Indemnified Party shall notify the Indemnifying Party of the claim (the “Third Party Claim”) in writing promptly after receiving notice of any third party Proceeding, describing the Third Party Claim in reasonable detail, including the Claim Information (the “Third Party Claim Notice”); provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnifying Party shall have the right at such Person’s own expense to assume the control of the defense of any Third Party Claims (including, at its own expense, employment of counsel who must be reasonably satisfactory to the Indemnified Party (the “Indemnifying Party Defense Notice”)), provided, however, that in order for Seller to assume control of the defense of a Third Party Claim: (i) the Third Party Claim must not seek an injunction or other equitable relief against the Indemnified Party (A) as the primary remedy or (B) the outcome of which could reasonably be expected to materially and adversely affect the ability of the Indemnified Party to conduct its or its Affiliates’ businesses; and (ii) the Third Party Claim must not relate to or arise in connection with any criminal Proceeding (the conditions set forth in clauses (i) through (ii) are, collectively, the “Litigation Conditions”).
(b)If the Indemnifying Party shall have exercised its right to assume such control, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, documents and other materials as the Indemnifying Party may reasonably request.

In addition, the Indemnified Party may, in such Person’s sole discretion and at such Person’s own expense, employ counsel to represent such Person (in addition to counsel employed by the Indemnifying Party) in any such matter, and in such event counsel selected by the Indemnifying Party shall cooperate with such counsel of the Indemnified Party in such defense, compromise or settlement, provided, however, that if any of the Litigation Conditions cease to be met, then the Indemnified Party may assume control of the defense, and all reasonable and documented costs or expenses paid or incurred by such Person in connection with such defense shall constitute Losses to be indemnified by the Indemnifying Party; provided, further, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes on written advice of outside counsel that there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived with respect to the Third Party Claim, then the Indemnifying Party will pay all of the reasonable and documented costs and fees of such counsel.
(c)In the event that the Indemnifying Party delivers an Indemnifying Party Defense Notice and the Litigation Conditions are, and continue to be, satisfied, the Indemnifying Party will have the right to conduct such defense and to settle the claim without the prior consent of the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) if:
(i)such judgment, settlement or compromise does not include, as an unconditional term thereof, the giving by each claimant or plaintiff to each Indemnified Party of a complete release from all liability with respect to such claim;
(ii)such judgment, settlement or compromise requires the admission by any Indemnified Party of any violation of Law on its part;
(iii)as a result of such judgment, settlement or compromise, injunctive or other equitable relief of any nature would be imposed against any Indemnified Party; or
(iv)the Indemnifying Party does not pay all Losses incurred in connection with the entry of any judgement or the entry into any settlement or compromise with respect to such Third Party Claim.
(d)In the event that the Indemnifying Party fails to give the Indemnifying Party Defense Notice within [***] after receiving notice of the Third Party Claim pursuant to Section 8.5(a), the Indemnifying Party will be deemed to have elected not to conduct the defense of the Third Party Claim and all reasonable and documented costs or expenses paid or incurred by the Indemnified Party in connection with such defense shall constitute Losses.  In such event, the Indemnified Party will have the right to conduct such defense; provided, that the Indemnified Party shall not compromise and settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, if the Indemnified Party is seeking or will seek indemnification hereunder with respect to such matter.

Section 8.6Adjustment to Purchase Price.  The Parties agree that any indemnification payment shall be treated for tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.
Section 8.7Exercise of Remedies by Indemnitees other than the Parties.  No Buyer Indemnified Party (other than Buyer or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.  No Seller Indemnified Party (other than Seller or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Seller (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
Section 8.8Exclusive Remedy.  Except for (a) Fraud or (b) equitable remedies including specific performance pursuant to Section 9.11, the respective rights of the Parties under this Article VIII shall be the sole and exclusive rights and remedies available to the Parties with respect to the matters set forth in this Agreement and the other Transaction Documents (other than the Transition Services Agreement), and each of the Parties hereby absolutely agrees and covenants not to seek any remedy at law or equity relating to the transactions contemplated by this Agreement and the other Transaction Documents (other than the Transition Services Agreement)  other than pursuant to this Article VIII.  Notwithstanding the remedies available to the Parties hereunder, the right of the Parties to pursue an action for any other remedies or relief under the Transition Services Agreement against the counterparties thereto will not be limited hereby.  Subject to any services delivered pursuant to Section 4.4, the Parties shall have no right to pursue a claim for indemnifiable Losses under this Article VIII with respect to the Transition Services Agreement.
Article IX
MISCELLANEOUS PROVISIONS
Section 9.1Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a written instrument signed on behalf of each of Seller and Buyer.
Section 9.2Notices.  All notices or other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when delivered in person, (b) upon confirmation of receipt when transmitted by email, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:
(a)If to Seller, to:

Coherus BioSciences, Inc.
333 Twin Dolphin Drive
Redwood City, CA 94065
Attention: CEO
Email: [***]

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive

Menlo Park, CA 94025
Attention: Benjamin A. Potter;

Josh Dubofsky
Email: [***]

(b)If to Buyer, to:

Hong Kong King-Friend Industrial Company Ltd.

Suite 2808, 28/F, Exchange Tower

33 Wang Chiu Road, Kowloon Bay, Kowloon, Hong Kong

Attention: Li Yue, Director

With copy sent via mail and email to:

Meitheal Pharmaceuticals, Inc.

8700 W. Bryn Mawr, Suite 600S

Chicago, IL 60631
Attention: Thomas Shea, CEO;

Victoria Wohlfeil, General Counsel
Email: [***]

with a mandated copy by mail and email (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 W. Monroe Street

Chicago, Illinois 60661
Attention: Brian Sodikoff;

Roger J. Griesmeyer
Email: [***]

Section 9.3Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that Buyer may assign or delegate this Agreement or any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of Seller.  No assignment by any Party shall relieve such Party of any of its obligations hereunder.  Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 9.4Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any present or future Law, all other terms,

conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.5Acknowledgement and Release.  Each Party acknowledges that Seller and Buyer are the sole Persons bound by, or liable with respect to, the obligations and Liabilities under this Agreement and the other Transaction Documents, and that, except in cases of Fraud, no Affiliate of a Party or any subsidiaries or any current or former officer, director, stockholder, agent, attorney, employee, representative, advisor or consultant of a Party or any other Person shall be bound by, or liable with respect to, any aspect of this Agreement and the other Transaction Documents.
Section 9.6Governing Law.  This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.
Section 9.7Submission to Jurisdiction; WAIVER OF JURY TRIAL.
(a)Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Delaware Chancery Court and (ii) if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such courts).  Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 9.2 shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) the Delaware Chancery Court and (ii) if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b)EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.
Section 9.8Counterparts.  This Agreement, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party, the other Party shall re-execute original forms and deliver them to the other Party.  No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
Section 9.9Incorporation of Schedules and Exhibits.  All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.
Section 9.10Entire Agreement.  This Agreement (including all Schedules and all Exhibits) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.
Section 9.11Remedies.  The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that monetary damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.
Section 9.12Seller Disclosure Schedule.  It is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other Section under Article V, provided the relevance of the disclosure to such other Section is reasonably apparent on the face of the disclosure, and (b) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.
Section 9.13Mutual Drafting; Headings; Information Made Available.  The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this

Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent.  If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The descriptive headings and table of contents contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  To the extent this Agreement refers to any document, agreement, instrument, certificate, Permit or Contract to be made available (or delivered or provided) to Buyer or its Representatives, Seller shall be deemed to have satisfied such obligation if Seller or any of its Representatives has made a true and complete electronic copy (including all amendments, supplements and other modifications thereto, and all assignments, guaranties, side letters and other documents related thereto) such document, agreement, instrument, certificate, Permit or Contract available to Buyer or any of its Representatives in an electronic data room at least [***] prior to the Closing Date which remains accessible to Buyer on the Closing Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above.

COHERUS BIOSCIENCES, INC.

By: /s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and Chief Executive Officer

HONG KONG KING-FRIEND INDUSTRIAL COMPANY LTD.

By: /s/ Eric Tang
Name: Eric Tang
Title: CEO

[Signature Page to Asset Purchase Agreement]

SCHEDULE I

PURCHASED ASSETS

[***]

SCHEDULE II

EXCLUDED ASSETS

[***]

SCHEDULE III

ASSUMED LIABILITIES

[***]

SCHEDULE IV

EXCLUDED LIABILITIES

[***]

SCHEDULE V

ALLOCATION

[***]

SCHEDULE VI

LICENSED ASSETS

[***]

SCHEDULE VII

SELLER LETTER

[***]

SCHEDULE VIII

BUYER LETTER

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